                                                                    Exhibit 21.1

                         ULTRAK, INC. AND SUBSIDIARIES

                              LIST OF SUBSIDIARIES



       Subsidiary Name                 % Owned          State of Incorporation
       ---------------                 -------          ----------------------
 Dental Vision Direct, Inc.              100%                   Texas

 JAK Pacific Video Warranty and
    Repair Services, Inc.                100%                 California

 Diamond Electronics, Inc.               100%                    Ohio

 BLC & Associates, Inc.                  100%                 California

 Ultrak GP, Inc.                         100%                  Delaware

 Ultrak LP, Inc.                         100%                  Delaware